Exhibit 5.1

Asa M. Henin

+1 858 550 6104

ahenin@cooley.com

August 21, 2026

MannKind Corporation

1 Casper Street

Danbury, CT 06810

Ladies and Gentlemen:

We have acted as counsel to MannKind Corporation, a Delaware corporation (the “Company”), in connection with the registration for resale by the selling stockholders named in the Prospectus (defined below) of up to 12,853,470 shares of the Company’s common stock, $0.01 par value per share (“Common Stock”), consisting of (i) 10,440,838 shares of Common Stock (the “Shares”) currently outstanding and (ii) up to 2,412,632 shares of Common Stock (the “Warrant Shares”) issuable upon the exercise of pre-funded warrants to purchase shares of Common Stock (the “Warrants”). The resale of the Shares and the Warrant Shares is being registered on a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), filed with the Securities and Exchange Commission (the “Commission”) on February 26, 2025 (Registration No. 333-285286) (the “Registration Statement”), a base prospectus, dated February 26, 2025, included in the Registration Statement at the time it became effective (the “Base Prospectus”), and a prospectus supplement to the Base Prospectus, dated August 21, 2026, filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”). The Shares and the Warrants were issued by the Company pursuant to that certain Securities Purchase Agreement (the “Agreement”) dated July 23, 2026.

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Agreement, the Warrants, the Company’s certificate of incorporation and bylaws, each as currently in effect, and such other records, documents, opinions, certificates, memoranda and instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

With respect to the Warrant Shares, we express no opinion to the extent that future issuances of securities of the Company, adjustments to outstanding securities of the Company or other matters cause the Warrants to be exercisable for more shares of Common Stock than the number available for issuance by the Company or that the consideration paid upon exercise of the Warrants is below the par value per share of the Common Stock.

On the basis of the foregoing, and in reliance thereon, and subject to the assumption, qualifications, limitations and exceptions set forth herein, we are of the opinion that (i) the Shares are validly issued, fully paid and nonassessable, and (ii) the Warrant Shares, when issued and paid for in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

Cooley LLP 10265 Science Center Drive San Diego, CA 92121-1117

t: +1 858 550-6000 f: +1 858 550-6420 cooley.com

MannKind Corporation

August 21, 2026

Page Two

Our opinion is limited to the matters expressly set forth in this letter, and no opinion has been or should be implied, or may be inferred, beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof, and we have no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed with the Commission for incorporation by reference into the Registration Statement. In giving such consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

COOLEY LLP

By:	/s Asa M. Henin
Asa M. Henin